Exhibit 10.24

REINSURANCE AGREEMENT

between

VIE PLUS

and

R.D PLUS

Dated as of [         ] 2004

This Agreement, dated as of                        2004 (the “Agreement”) is made and entered into by and between VIE PLUS, an insurance company organised under French law (the “Company”), and R.D PLUS, an insurance company organised under French law (the “Reinsurer”).

The Company and the Reinsurer mutually agree to reinsure the risks described in this Agreement under the terms and conditions stated herein.  This Agreement is solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement. The Company shall be and shall remain the only party that is liable to any insured, policyholder, claimant or beneficiary under any insurance policy or contract reinsured hereunder.

ARTICLE  1  -  DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Period” means each period of a quarter the first such period commencing at 00.01 Paris time on 1 January 2004 and the last such period commencing on the first day of the quarter in which the Termination Date falls and ending on the Termination Date.

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Ceded Reinsurance” means all reinsurance ceded by the Company pursuant to contracts, binders, certificates, treaties or other evidence of reinsurance relating to the Reinsured Risks in effect on or prior to the Inception Date, except the reinsurance provided pursuant to this Agreement.

“Ceded Reinsurance Agreements” means all of the contracts, binders, certificates, treaties or other evidence for Ceded Reinsurance.

“Commutation” means, with respect to any portion of the Ceded Reinsurance, a commutation or other similar transaction that results in the termination of such Ceded Reinsurance with respect to the Reinsured Risks.

“Direct Commission” means all commissions and other consideration now or hereafter accrued or payable to the brokers and other intermediaries for the Reinsured Risks, which are composed of a fixed commission based on the net earned premiums and a variable commission based on a profit sharing mechanism.  For the avoidance of doubt, it is intended that the Agreement have no impact on the calculation of the profit sharing in any arrangement with a broker or an intermediary.

“EURIBOR” means the European InterBank Offered Rate.

“Extra Contractual Liabilities” means all liabilities of the Company for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of contracts under which the Company assumes Reinsured Risks, including liability arising out of or relating to any alleged or actual act, error or omission by the Company or its agents, whether intentional or otherwise, with respect to any of such contracts, including (A) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under Reinsured Risks, or (B) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of any of such contracts.

“Inception Date” means 00.01 Paris time on 1 January 2004.

“Negative Settlement Amount” means with respect to each Accounting Period the amount of any net deficit set forth in the Quarterly Settlement for such Accounting Period as provided in Article 7.

“Person” means any natural person, firm, limited liability company, general partnership; limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Portfolio Transfer” means the transfer by the Company to FINCL of the Reinsured Risks in application of the provisions of article L.324-1 of the French Insurance Code.

“Positive Settlement Amount” means with respect to each Accounting Period the amount of any net surplus set forth in the Quarterly Settlement for such Accounting Period as provided in Article 7.

“Reinsured Liabilities” means all insurance liabilities and obligations arising under the Reinsured Risks including, without limitation (i) benefits, surrender amounts and other amounts payable to policyholders under the terms of the Reinsured Risks, (ii) other consideration paid on or after the Inception Date with respect to the Reinsured Risks, (iii) all amounts payable on or after the Inception Date for returns or refunds of premiums under the Reinsured Risks and (iv) all Extra Contractual Liabilities.

“Reinsured Risks” means the whole or, as the case may be, such part of the insurance risks related to payment protection insurance business as are assumed or borne by the Company under or in connection with any and all insurance policies and contracts to which it is a party and which are in force at any time on or prior to the Termination Date.

“Reinsurance Recoverables” means the amount of reinsurance recoverables that is actually collected under Ceded Reinsurance.

“Reserves” means the sum of all reserves and liabilities required to be maintained by the Company for the Reinsured Liabilities including any reserve for any Extra Contractual Liability, calculated consistent with the reserve requirements, statutory accounting rules and actuarial principles under the French laws.

“Termination Date” means the effective date of any termination of this Agreement as provided in Article 8.

ARTICLE 2  -  COVERAGE

Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Inception Date, the Reinsurer agrees to reinsure the Reinsured Liabilities by way of the Reinsurer indemnifying the Company in respect of each Negative Settlement Amount.  As consideration for the reinsurance by the Reinsurer under this Agreement, the Company shall pay to the Reinsurer each Positive Settlement Amount.

Conditions.  Except as otherwise set forth or contemplated herein, no changes, amendments or modifications made on or after the Inception Date to the terms and conditions of the Reinsured Risks in-force as of the Inception Date which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder without the prior written approval of such changes, amendments or modifications by the Reinsurer, which approval shall not be unreasonably withheld or delayed.  In the event that any such changes, amendments or modifications are made in any such Reinsured Risk without the prior written approval of the Reinsurer, this Agreement will cover liability incurred by the Company for Reinsured Risks as if the unapproved changes, amendments or modifications had not been made.

Territory.  The territorial limits of the Agreement shall be identical to those of the Reinsured Risks.

Commutation of Ceded Reinsurance.  The Company shall not, without the Reinsurer’s prior written approval, in its sole discretion, take any action to amend or terminate any Ceded Reinsurance under any Ceded Reinsurance Agreement or enter into any Commutation of Ceded Reinsurance.

New reinsurance covers.  Subsequent to the Inception Date, the Company will not enter into any reinsurance arrangements with respect to the Reinsured Risks without the prior written consent of the Reinsurer, in its sole discretion.

ARTICLE 3  -  ADMINISTRATION - GENERAL PROVISIONS

Contract Administration.  The Company shall procure that the Reinsured Risks are administered in accordance with their terms, in good faith and with the care, skill, prudence, and diligence of a person experienced in administering insurance business.

Sub-contracting of Contract Administration.  The Company may subcontract the performance of any service or services which the Company is required to procure in connection with the administration of the Reinsured Risks to (i) an Affiliate, (ii) a service provider utilized by the Company with respect to the Reinsured Risks or its other business as of the date hereof, (iii) any Person to whom such subcontracting is required to be effected under the terms of any distribution agreement or (iv) with the prior written consent of the Reinsurer, any other Person, such consent not to be unreasonably withheld; provided, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regard to the provision of such advice or services as if provided by the Company.

Ceded Reinsurance Agreements:  The Company shall manage and administer the Ceded Reinsurance Agreements. Without limiting the forgoing, the Company shall promptly pay when due all reinsurance premiums due to reinsurers under the Ceded Reinsurance Agreements and use all commercially reasonable efforts to collect from such reinsurers all Reinsurance Recoverables due thereunder, it being understood that the Reinsurer will bear the risk of collectability of any Reinsurance Recoverable.

Reinsured Policy Terms.  The Company shall set all insurance rates and underwriting criteria in respect of the Reinsured Risks from and after the Inception Date consistently with the manner in which it has done so in the past, consulting with the Reinsurer on any issue which is expected to have a material adverse impact on any amounts which the Reinsurer reasonably expects to become payable to it under the terms of this Agreement.

Claims Settlements.  The Company agrees that if so requested by the Reinsurer it will provide notice to the Reinsurer as soon as is reasonably practicable of its intention to commence litigation proceedings in respect of a claim in excess of €100,000 with respect to a Reinsured Policy along with (if requested by the Reinsurer) copies of all pleadings and reports of investigation with respect to that claim.  The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defence of such claims.

Inspection.  The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Reinsured Risks in accordance with its record management practices in effect from time to time.  The Reinsurer or its designated representative may upon reasonable notice inspect and copy, at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to the Reinsured Risks and the administration thereof, during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement or the Reinsurer reasonably needs access to such records for regulatory, tax or similar purposes.  The information obtained shall be used only for purposes relating to reinsurance under this agreement.

Co-operation.  Each party hereto shall co-operate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interview and meetings with governmental authorities and furnishing any additional assistance, information and documents as may be reasonably requested by either party from time to time.

Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) business days of such other party’s receipt of such notice.  However, this section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

Age, Sex and Other Adjustments.  The liability of the Reinsurer shall follow that of the Company including in circumstances where the Company’s liability under any of the Reinsured Risks is changed because of a misstatement of age or sex or any other material fact, and the Company and the Reinsurer will make all appropriate adjustments to amounts due to each other under this Agreement in such circumstances.

Setoff.  Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favour of or against either the Company or the Reinsurer with respect to this Agreement between the Company and the Reinsurer, are deemed mutual debts or credits, as the case may be, and shall be set off from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

ARTICLE 4  - REINSURANCE PREMIUM

The reinsurance premium due as of the day the parties enter into this Agreement by the Company to the Reinsurer shall be equal to the Reserves as of December 31, 2003 (the “Reinsurance Premium”).

The amount of the Reinsurance Premium and the amount of the Deposit referred to in article 5 hereafter being equal as of the day the parties enter into this Agreement, the Company shall not make any payment in cash of the Reinsurance Premium and shall retain such Reinsurance Premium to constitute the Reinsurer’s Deposit as of the day the parties enter into this Agreement.

ARTICLE 5  -  DEPOSIT

In order to allow the Company to take credit in its balance sheet of this quota share reinsurance, the Reinsurer will deposit in the Company’s accounts as of the day  the parties enter into this Agreement an amount equal to the Reserves as of December 31, 2003 in accordance with article R332.17 of the French Insurance Code (the “Deposit”).

The amount of the Deposit will be increased or decreased every quarter, in the framework of the Quarterly Settlements until the Termination of this Agreement, such adjustment(s) being equal to the increase or decrease in the Reserves referred to in Article 7.

The Deposit will bear an interest equal to five point two per cent (5.2%) per annum that will be computed every quarter through the Quarterly Settlements.

ARTICLE 6  -  CEDING COMMISSION

The Reinsurer shall pay a ceding commission (the “Ceding Commission”) to the Company for each Accounting Period in an amount equal to four point four per cent (4.4%) of the earned premiums that will be paid through the Quarterly Settlements.

ARTICLE 7 - ACCOUNTING AND SETTLEMENT

(a) Quarterly Settlement

As soon as feasible but no more than fifteen (15)] days after the end of each Accounting Period, the Company shall supply the Reinsurer with a report that shall compute the following financial data for such Accounting Period:

•                  The earned premiums plus other income excluding any investment income and realized and/or unrealised capital gains, related to the Reinsured Risks net of any insurance taxes and of any guarantee fund contribution related to these premiums and net of any reinsurance cost related to the Ceded Reinsurance;

•                  Minus the claims paid on the Reinsured Liabilities, net of any reinsurance received under the Ceded Reinsurance;

•                  Minus the Direct Commission net of any portion thereof actually paid under Ceded Reinsurance;

•                  Minus any increase in the Reserves;

•                  Plus any decrease of the Reserves;

•                  Plus interest on the Deposit calculated in reference to Article 5 hereof;

•                  Minus the Ceding Commission.

Payments.

For each Accounting Period as to which there is a Negative Settlement Amount, the Reinsurer shall pay to the Company an amount equal to such Negative Settlement Amount within ten (10) days of the delivery of the Quarterly Report by the Company.

For each Accounting Period as to which there is a Positive Settlement Amount the Company shall pay to the Reinsurer an amount equal to such Positive Settlement Amount within ten (10) days of the delivery of the Quarterly Report by the Company.

Delayed Payments.  In the event that all or any portion of any payment due to either party pursuant to this Agreement becomes overdue the portion of the amount overdue shall bear interest at an annual rate equal to 3 Month EURIBOR on the date that the payment becomes overdue plus 200 basis points per annum, for the period that the amount is overdue.

(b) Other Report

Annual Reports.  Within forty-five (45) days after the end of each calendar year the Company shall supply the Reinsurer with a report that shall provide the financial data specified in the previous section for such calendar year.

Additional Reports and Updates.  For so long as this Agreement remains in effect, each of the parties shall periodically furnish to the other such other reports and information as is reasonably available to it and as may be reasonably requested by such other party for regulatory, tax or similar purposes.

(c) Actual Data

In preparing all reports required under this Agreement, the Company shall use all commercially reasonable efforts to supply the actual data. If the actual data cannot be supplied with the appropriate report, the Company shall produce best estimates and shall provide amended reports based on actual data no more than ten (10) days after the actual data becomes available and the parties will settle any additional amounts due within five (5) days thereafter, together with interest as provided in the last paragraph of Article 7 (a) hereof.

ARTICLE 8  -  DURATION AND TERMINATION

8.1                                 Duration.  Except as otherwise provided herein, this Agreement shall be unlimited in duration.

8.2                                 Reinsurer’s Liability.  The Reinsurer’s liability with respect to the Reinsured Risks under this Agreement will terminate on the earlier of: (i) the date that all amounts due  under this Agreement have been paid ; (ii) the date this Agreement is terminated at the option of the Reinsurer or the Company in accordance with Article 8.3 hereof; and (iii) the date this Agreement is terminated upon the written agreement of the parties.

8.3                                 Optional Termination: Final Payment Obligations.  Either the Reinsurer or the Company may terminate this Agreement and the reinsurance hereunder upon at least 3 business days prior written notice of its intent to terminate this Agreement upon the execution of the Portfolio Transfer by the Company of the Reinsured Risks.

8.4                                 Consequence of Termination

a)                                      In the event that this Agreement is terminated pursuant to section 8.3, this Agreement shall terminate as of the end of the quarter in which the notice of termination pursuant to the previous section is received by the non-terminating party and a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties for such Accounting Period (the “Final Settlement”).

b)                                     In the event that, subsequent to the Final Settlement but not later than eighteen (18) months after the Termination Date, the Company receives any amount, or is required to pay any amount, which was not taken into account in calculating any Positive or Negative Settlement Amount but which would have been so taken into account had it been received or paid prior to the Termination Date or the Final Settlement, the Company or (as the case may be) the Reinsurer shall make such payment or payments to the other as is required to reflect as nearly as possible the position that would have prevailed had such amount been so taken into account.

ARTICLE 9  -  DISPUTE RESOLUTION

9.1                                 General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article 9, which shall be the sole and exclusive procedure for the resolution of any such Dispute.

(b)                                Commencing with the request contemplated by Section 9.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 9.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)                                  The present arbitration clause does not exclude the right of recourse to the courts in respect of any measure which the Code of Civil Procedure permits to be taken by court order (“ordonnance”), including, without limitation, any measure ordered in proceedings “en référé”, where such order does not prejudge the legal determination of the substance of any issue submitted to arbitration.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  The parties agree and accept that the commencement of arbitration proceedings hereunder will interrupt any prescription which may at the relevant time be running in respect of any right which is the object of, or is otherwise affected by, such proceedings.

9.2                                 Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve any Dispute by negotiation between executives who hold, in respect of each of the business entities involved in the Dispute, at a minimum, the office of President, Chief Executive Officer or Chief Financial Officer.  Either party may initiate the executive negotiation process by written notice to the other.  Fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within 30 days of the initial notice to seek a resolution.

9.3                               Mediation.  If a Dispute is not resolved by negotiation as provided in Section 9.2 within forty-five (45) days from the initial notice, then either party may submit the Dispute for resolution by mediation pursuant to the Center for Public Resources (“CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

9.4                                 Arbitration.  If a Dispute is not resolved by mediation as provided in Section 9.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect.  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(a)                                 The neutral organisation for purposes of the CPR rules will be the CPR.  the arbitral tribunal shall be composed of three arbitrators who are each experienced in the reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR rules.  The non-party appointed arbitrator must have prior French reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  The arbitration shall be conducted in Paris. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the dispute in accordance with French law, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms.

(b)                                The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

(c)                                  Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 9.4(b) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under French Law, or (iii) for interim relief as provided in paragraph (e) below.  For the purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the French courts.

(d)                                 Each party will bear its own attorneys’ fees and costs.

ARTICLE 10  -  MISCELLANEOUS PROVISIONS

Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in France with return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, four business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows.

If to the Company:

To the Reinsurer:

or to such other address or to such other person as either party may have last designated by notice to the other party.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto. Any assignment in violation of this section shall be void and shall have no force and effect.  Nothing in this section shall be construed to prohibit the Reinsurer from retroceding all or any portion of the business reinsured hereunder.

Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.

Governing Law.  This Agreement will be construed, performed and enforced in accordance with the French laws without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Entire Agreement: Severability.  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, undertakings, statements, representations and warranties, negotiations and discussions, whether oral or written of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

Survival.  Section 8.4(b) and Articles 9 and 10 shall survive the termination of this Agreement but shall, in the case of Section 8.4(b), terminate no later than eighteen (18) months after the Termination Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

VIE PLUS
By

Name:
Title:

R.D PLUS
By

Name:
Title: